Exhibit 99.1

Xenogen Files Answer and Counterclaims in

Patent Infringement Litigation with AntiCancer Inc.

Xenogen Denies AntiCancer’s Allegations and

Claims AntiCancer Infringes Certain Xenogen Patents

ALAMEDA, Calif., – May 10, 2005 – Xenogen Corporation (Nasdaq: XGEN), maker of advanced imaging systems including instruments, biological solutions and software to accelerate drug discovery and development, today announced that it filed with the court its answer to a patent infringement complaint filed by AntiCancer Inc. Concurrent with filing its answer, Xenogen filed counterclaims against AntiCancer claiming that AntiCancer infringes two Xenogen patents.

On March 7, 2005, AntiCancer filed a lawsuit against Xenogen in the U.S. District Court for the Southern District of California alleging infringement of five patents of AntiCancer relating to fluorescence-based imaging. The complaint does not specify the factual basis of the allegedly infringing conduct. The complaint seeks damages and injunctive relief against the alleged infringement. On March 29, 2005, AntiCancer amended its complaint to include an additional claim seeking a judgment that one of Xenogen’s imaging patents, 5,650,135, is invalid.

On May 10, 2005, Xenogen filed its answer to AntiCancer’s amended complaint. Xenogen denied all of AntiCancer’s allegations and asserted various affirmative defenses, including its position that AntiCancer’s patents, including some of the patents cited in its complaint, and patent claims relating to in vivo imaging of fluorescence are invalid. Xenogen is vigorously defending itself against AntiCancer’s claims and believes AntiCancer’s complaint is without merit

Concurrent with filing its answer to AntiCancer’s complaint, Xenogen filed its own counterclaims against AntiCancer. Xenogen’s counterclaims allege that AntiCancer infringes two of Xenogen’s U.S. patents, 5,650,135 and 6,649,143, both relating to in vivo imaging and with a priority date before AntiCancer’s patents cited in its amended complaint. Xenogen intends to vigorously pursue its claims against AntiCancer.

Xenogen and AntiCancer are also involved in litigation that commenced in 2001. In that lawsuit, AntiCancer alleges the following five causes of action against Xenogen: trade libel, defamation, intentional interference with contract, intentional interference with prospective economic advantage and unfair competition. A September 2005 trial has been scheduled for this lawsuit. Xenogen believes the complaint is without merit and it is mounting a vigorous defense.

These lawsuits may be expensive, take significant time and may divert Xenogen management’s attention from other business concerns. The patent infringement lawsuits will put certain of Xenogen’s patents at risk of being invalidated or interpreted narrowly. Additionally, Xenogen may suffer reduced instrumentation sales and/or license revenue as a result of the pending lawsuits or following final resolution of the lawsuits. Xenogen may not successfully defend itself against AntiCancer’s claims, and could have monetary damages or other remedies levied against it that could adversely impact Xenogen’s financial position or operations. Xenogen may not prevail in its patent infringement counterclaims against AntiCancer and any damage or other remedies awarded to Xenogen, if any, may not be commercially valuable. During the course of the lawsuits, there may be public announcements of results of hearings, motions and other interim proceedings or developments in the litigations. If securities analysts or others perceive any of these results to be negative, it could cause our stock price to decline.

About Xenogen Corporation

Xenogen combines systems biology and low-light optical imaging to create powerful new biophotonic imaging technology that advances the ability of scientists to explore genes, proteins, pathogens and tumor cells in living animals in real time, providing predictive data that is designed to substantially improve the success rate in drug development. Xenogen incorporates into living animals the bioluminescent gene that makes a firefly glow and harnesses the resulting light using an ultra-sensitive camera and sophisticated software. This biophotonic imaging technology creates images and analyzes the resulting data on cellular activity, gene expression, and spread of disease or the effect of a new drug candidate. Xenogen’s biophotonic imaging technology is used by leading academics and pharmaceutical and biotechnology companies to provide more accurate and previously unavailable data that is intended to result in the ability to make more timely and cost-effective decisions at every step in the drug development process.

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CONTACT:

Xenogen Corporation

William A. Albright,

Chief Financial Officer

(510) 291-6100

Financial Dynamics

Jim Byers/Jordan Goldstein

415-439-4500